Exhibit 99

NEWS RELEASE
--------------------------------------------------------------------------------

                                                           For Immediate Release
                                                                January 31, 2001


For Further Information Contact:
Robert A. Henson, Acting CEO
(304) 769-1106


        City Holding Company Announces Strategic Repositioning and Fourth
                         Quarter Results of Operations

         City Holding Company (NASDAQ: CHCO) (the "Company"), a $2.7 billion bank holding company headquartered in Charleston, West Virginia, today announced a fourth quarter strategic repositioning of the Company that will substantially complete the process, begun in July 2000, of refocusing on its core community bank franchise. The repositioning in effect, recognizes the impact of divesting all of the Company's non-core business lines, while strengthening the core community banking franchise, including brokerage activities and insurance sales.

         The Company will take a pre-tax charge of approximately $27.4 million to discontinue the Specialty Finance Loan Origination division and to reflect a write down in the value of the Internet Service Provider (ISP) and Printing/Direct Mail divisions. The discontinuance of the Specialty Finance Loan Originations is the last step in the Company's exit from this business line as the Specialty Finance Servicing division was sold on December 18, 2000. Although both the sale of servicing and the closing of the origination division have contractual obligations that require a 90 to 180 day transition period, the economic impact to the Company has been recognized in the fourth quarter of 2000 based on estimated exit costs.

         Based on year end analyses, the Company is taking a pre-tax charge of approximately $14 million to recognize the market value of its California banking operations. As previously announced, City has engaged an investment banking firm to facilitate the sale of the combined California banking franchise.

         The Company will also reduce the carrying value of two investments held in a Small Business Investment Corporation (SBIC) to zero. This $5 million charge is due to the remote possibility that the underlying SBIC equity positions will ever have a verifiable market value.

         In response to increased risk factors in the fourth quarter that affect the loan portfolio of the community banking division, the Company will add an additional $13 million to City National Bank of West Virginia's (CNB, the
Company's lead subsidiary) allowance for loan losses and write down other non-performing assets by approximately $1 million. These charges are in recognition of the continuing softening of the economy, increased loan portfolio delinquencies and the continued restructuring of the Company's credit administration functions.

         After-tax, these charges total approximately $43.1 million and have resulted in a net loss of approximately $38.4 million or $2.27 per share for City Holding Company for the twelve months ended December 31, 2000.

         Despite these events the Company's capital base remains strong, with a year-end Tier 1 Risk Based Capital Ratio of 9.05% and Total Risk Based Capital Ratio of 11.62%. CNB's year-end capital ratios are even stronger with a Tier 1 Risk Based Capital Ratio of 11.47% and a Total Risk Based Capital Ratio of 12.72%. Even with these high capital ratios, CNB would have to seek regulatory

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

approval from the Office of the Comptroller of the Currency to provide dividends in order to meet Parent Company cash needs. In recognition of this, the Company's Board of Directors has concluded that it intends to suspend the Company's common stock dividend.

         The Company's Chief Financial Officer and Acting Chief Executive Officer Robert A. Henson commented, "The last seven months have been spent restructuring City Holding Company. The Board of Directors and management have spent the necessary time and effort to determine the best profile for our Company in order to be able to generate the greatest return to our shareholders. We've come a long way in a very short period of time and the fourth quarter of 2000 should mark the beginning of the end of this major transformation for us. Our focus has been inward, as we have taken remedial steps that were necessary to get us to a point where we can move forward. These fourth quarter events will allow us to change that focus and begin to improve our banking operations for the benefit of customers and shareholders. The Board of Directors and management are excited about the future of City Holding Company."

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

         Unaudited summary financial data is presented below:
                                                        Three Months Ended               Twelve Months Ended
                                                            December 31,                     December 31,
Income Statement (in thousands)                        2000            1999             2000             1999
                                                       ----            ----             ----             ----

Interest income                                      $ 49,793        $ 49,017         $202,912        $ 195,553
Interest expense                                       29,155          25,233          113,756           97,133
Net interest income                                    20,638          23,784           89,156           98,420
Provision for loan losses                              17,030          11,959           25,480           19,286
Other Income
   Investment securities losses                        (5,017)         (9,949)          (5,015)          (9,897)
  Service charges                                       2,878           2,773           10,778           10,074
  Mortgage loan servicing fees                          2,668           5,055           16,962           22,068
  Net origination fees                                    120            (201)           2,331            4,292
  Gain (loss) on sale of loans                            904             795           (1,405)           6,600
  Other income                                         (1,190)          5,464           10,913           26,398
Other Expenses
  Salaries and employee benefits                       10,130          13,737           47,957           56,530
  Occupancy and depreciation                            4,754           6,192           19,326           23,198
  Advertising                                             508           1,358            3,788           12,297
  Other expenses                                       47,620           9,439           81,272           38,589
Income tax (benefit) expense                          (17,275)         (6,620)         (15,730)           1,842
Net (loss) income                                     (41,766)         (8,344)         (38,373)           6,213

                                                                        As of December 31,
Balance Sheet (in thousands)                                  2000                          1999
                                                              ----                          ----

Cash and cash equivalents                            $       90,628                  $      122,112
Securities available for sale                               385,462                         381,112
Loans, net of unearned income                             1,968,159                       1,886,114
Allowance for loan losses                                   (40,627)                        (27,113)
Loans held for sale                                          17,900                         118,025
Total assets                                              2,671,500                       2,792,490
Non-interest bearing deposits                               271,358                         246,555
Interest-bearing deposits                                 1,812,583                       1,709,215
Short-term borrowings                                       248,766                         386,719
Long-term debt                                               34,832                         116,000
Trust preferred securities                                   87,500                          87,500
Total liabilities                                         2,508,043                       2,593,948
Total stockholders'equity                                   163,457                         198,542

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
                                                      Three Months Ended              Twelve Months Ended
                                                         December 31,                      December 31,
Average Balance Sheet                                 2000           1999              2000             1999
                                                      ----           ----              ----             ----
                                                                          (in thousands)

Loans                                              $1,997,658     $1,866,941        $1,969,785       $1,792,625
Loans held-for-sale                                    17,660        114,564            82,228          178,711
Securities                                            388,413        395,470           370,247          390,839
Total interest earning assets                       2,484,308      2,472,441         2,502,973        2,449,605
Interest-bearing deposits                           1,821,677      1,679,918         1,804,849        1,726,324
Short-term borrowings                                 293,061        304,969           309,330          230,060
Long-term debt                                         26,840        123,653            69,508          110,592
Trust preferred securities                             87,500         87,500            87,500           87,500
Total interest-bearing liabilities                  2,229,078      2,196,040         2,271,187        2,154,476

The following tables summarize the Company's allowance for loan losses for the twelve months ended December 31, 2000 and 1999, and asset quality as of December 31, 2000 and 1999:

                                         For the year ended December 31,
Allowance for Loan Losses                 2000                      1999
                                          ----                      ----
                                                 (in thousands)

Balance at beginning of period         $ 27,113                  $ 17,610
Provision for loan losses                25,480                    19,286
Charge-offs                             (14,623)                  (12,252)
Recoveries                                2,657                     1,731
Balance of acquired institution               -                       738
                                        -------                   -------
Balance at end of period               $ 40,627                  $ 27,113
                                        =======                   =======

                                                  For the twelve months
                                                    ended December 31,
                                                2000                  1999
                                                ----                  ----

Net charge-offs to average loans                0.61%                 0.59%
Provision for loan losses to average loans      1.29%                 1.08%
Allowance for loan losses to average loans      2.06%                 1.51%

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
                                                        As of December 31
Asset Quality                                     2000                    1999
                                                  ----                    ----

Non-accrual loans                             $  16,676                $  9,553
Accruing loans past due 90 days or more           3,350                   5,830
Restructured loans                                  300                     703
                                                -------                 -------
Total non-performing loans                       20,326                  16,086
Other real estate owned                           3,488                   3,496
                                                 ------                  ------
Total non-performing assets                    $ 23,814                $ 19,582
                                                 ======                  ======
Allowance for loan losses times non-
  performing loans                                2.00x                   1.69x

         City Holding Company is the parent company of City National Bank of West Virginia, Del Amo Savings Bank FSB, Frontier State Bank, and City Financial Corporation. City National Bank, in addition to its banking divisions, operates:
CityInsurance Professionals, an insurance agency offering a full range of insurance products and services; Jarrett/Aim Communications, a direct mail service provider; and Citynet, an internet service provider and web-site development firm.

         Information contained in this news release includes forward-looking information. Such forward-looking information involves risks and uncertainties and is provided to assist investors and Company shareholders in understanding anticipated operations of the Company. The forward-looking information is included pursuant to the safe harbor provisions of the Private Securities
Litigation Reform Act of 1995. Actual results achieved may differ materially from those projected in the forward-looking information. Factors that might cause such a difference include, but are not limited to: (1) the Company may be required to take additional actions and incur additional expenses in order to restructure its operations; (2) actions taken to restructure the operations of the Company and divest all of the Company's non-core business lines, including the discontinuance of the Company's Specialty Finance Loan Operations division, may not have the anticipated effect or may require the Company to incur additional expenses; (3) competitive pressures may increase significantly; (4)

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

general economic or business conditions, either nationally or in the states or regions in which the Companies conduct business may be less favorable than expected, resulting in, among other things, a deterioration in credit quality or a reduced demand for credit; (5) legislative or regulatory changes may adversely affect the businesses in which the Companies are engaged; and (6) changes may occur in securities markets. The Company disclaims any intent or obligations to update this forward-looking information.

         City Holding Company's common stock is publicly traded on The Nasdaq Stock Market under the symbol CHCO.

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